As filed with the Securities and Exchange Commission on October 31, 1995

                                      Registration Statement No. 33-

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                     __________________________________

                                  FORM S-3

                            REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                     __________________________________

                                SOFTECH, INC.
           (Exact name of Registrant as specified in its charter)

        Massachusetts                          04-2453033
  (State of incorporation)       (I.R.S. Employer Identification Number)

                            460 Totten Pond Road
                        Waltham, Massachusetts 02154
                               (617) 890-6900

           (Address, including zip code, and telephone number,
    including area code, of Registrant's principal executive offices)
                     __________________________________

                             NORMAN L. RASMUSSEN
                                  President
                                SOFTECH, INC.
                             460 Totten Pond Road
                         Waltham, Massachusetts 02154
                               (617) 890-6900

  (Name, address, including zip code, and telephone number, including area code, of agent for service)
                     __________________________________

                                  Copy to:
                           RICHARD E. FLOOR, P.C.
                           GOODWIN, PROCTER & HOAR
                                Exchange Place
                                53 State Street
                      Boston, Massachusetts 02109-2881
                                (617) 570-1000


Approximate date of commencement of proposed sale to the public: from time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.   [ ]
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the
following box.   [x]
If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same
offering.   [ ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective
registration statement for the same offering.   [ ]
If delivery of the Prospectus is expected to be made pursuant to Rule
434, please check the following box.   [ ]
                     ________________________________

                     CALCULATION OF REGISTRATION FEE

                                             Proposed Maximum     Proposed Maximum
Title of Shares      Amount                  Aggregate Price      Aggregate             Amount of
to be Registered     to be Registered(1)     Per Unit(2)          Offering Price        Registration Fee

Common Stock,
par value $0.10
per share            281,497                 $4.125               $1,161,175            $400

<F1> Plus such additional number of shares as may be required in the event of a stock dividend, reverse stock split, split-up, recapitalization or other similar event.
<F2> This estimate is made pursuant to Rule 457(c) under the Securities
     Act of 1933, as amended (the "Securities Act"), solely for the purpose of determining the amount of the registration fee and is based upon the market value of outstanding shares of SofTech, Inc.'s Common Stock on October 25, 1995, utilizing the average of the high and low sale prices reported on the NASDAQ National Market
     System on that date.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1993 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

            Cross Reference Sheet Showing Location in Prospectus of
              Information Required By Items of Part I of Form S-3

                                               Location or
Item Numbers and Captions                      Heading in Prospectus

1.  Forepart of Registration Statement and
    Outside Front Cover Page of Prospectus     Outside Front Cover Page
                                               of Prospectus

2.  Inside Front and Outside Back Cover
    Pages of Prospectus                        Inside Front Cover Page;
                                               Outside Back Cover Page

3.  Summary Information, Risk Factors and
    Ratio of Earnings to Fixed Charges         The Company

4.  Use of Proceeds                            Plan of Distribution

5.  Determination of Offering Price            Plan of Distribution

6.  Dilution                                   Not Applicable

7.  Selling Security-Holders                   Selling Stockholders

8.  Plan of Distribution                       Plan of Distribution;
                                               Outside Front Cover Page
                                               of Prospectus

9.  Description of Securities to be
    Registered                                 Not Applicable

10. Interests of Named Experts and Counsel     Not Applicable

11. Material Changes    Not Applicable

12. Incorporation of Certain Information
    by Reference                               Incorporation of Certain
                                               Documents by Reference

13. Disclosure of Commission Position on
    Indemnification For Securities Act
    Violations                                 Plan of Distribution

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with
the Securities and Exchange Commission.   These securities may not be
sold nor may offers to buy be accepted prior to the time the
registration statement becomes effective.   This prospectus shall not
constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                SUBJECT TO COMPLETION, DATED OCTOBER 31, 1995
                           PRELIMINARY PROSPECTUS

                               281,497 Shares

                                SofTech, Inc.

                                Common Stock
                             __________________

      All of the shares (the "Shares") of common stock, $0.10 par value per share of SofTech, Inc. (the "Common Stock"), offered hereby are being registered for the account of certain stockholders of SofTech, Inc. ("SofTech" or the "Company"), or their pledgees, named herein (the "Selling Stockholders"). See "Plan of Distribution" and "Selling Stockholders."

      The Selling Stockholders, directly or through agents, dealers or underwriters designated from time to time, may sell all or a portion of the Shares offered hereby from time to time on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Stockholders reserve the sole right to accept and, together with such Selling Stockholders' agents, dealers or underwriters from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents, dealers or underwriters.

      The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered hereby (the "Offering") will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Company will pay all of the expenses of the Offering other than agents' commissions and underwriters' discounts with respect to the Shares offered hereby and transfer taxes, if any. The Company will not receive any proceeds from the sale of the Shares offered hereby by the Selling Stockholders.

      The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

      The Common Stock is listed on the NASDAQ National Market System under the symbol "SOFT."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ___________________

      THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

             The date of this Prospectus is October __, 1995.

                          AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Securities and Exchange Commission (the "SEC" or "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C.
In addition, the Shares are listed on the NASDAQ National Market System, and such materials can be inspected and copied at the NASDAQ National Market System, 1735 K Street, N.W., Washington, D.C. 20006.


             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company hereby incorporates by reference the documents listed in (a) through (c) below, which have previously been filed with the Commission.

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995;

            (b) all reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since May 31, 1995; and

            (c) the description of the Common Stock contained in the Company's registration statement on Form 8-A under the Securities Act dated September 14, 1982, and any amendments or reports filed for the purpose of updating such description.

      In addition, all documents subsequently filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

                               THE COMPANY

      SofTech, Inc. (the "Company" or "SofTech") is a Massachusetts corporation incorporated on June 10, 1969. The Company's principal executive office is located at 460 Totten Pond Road, Waltham, Massachusetts 02154 and its telephone number at that location is (617) 890-6900.

                           SELLING STOCKHOLDERS

      The following table sets forth certain information with respect to the Selling Stockholders, including the number of shares of Common Stock beneficially owned by the Selling Stockholders, the number of Shares registered hereby and the percentage of shares of Common Stock held by the Selling Stockholders. There can be no assurance that all or any of the Shares offered hereby will be sold. If any are sold, the Selling Stockholders will receive all of the net proceeds from the sale of its Shares offered hereby. The Company has been advised by the Selling Stockholders that, notwithstanding the registration of its Shares pursuant to the Registration Statement of which this Prospectus is a part, the Selling Stockholders have no present intention to sell any of the Shares, but may in the future determine to do so. The amounts set forth are to the best of the Company's knowledge.

                                                  Number of Shares
                                                  of Common Stock                            Percentage of All
                                                  Owned                  Number of Shares    Outstanding Shares
Selling Stockholders                              Before the Offering    Being Registered    Of Common Stock

Barry M. Bennett & Elizabeth Ann Bennett JWROS    281,497                281,497             6.9%

      The Selling Stockholders acquired their shares of Common Stock pursuant to an Asset Purchase Agreement dated as of January 5, 1995 by and among Information Decisions, Incorporated, a wholly owned subsidiary of the Company ("IDI"), the Company, Micro Control, Inc. and the Selling Stockholders. Barry M. Bennett is currently the President of the IDI CAD Division.

                           PLAN OF DISTRIBUTION

      The Company will not receive any of the proceeds from this Offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time, subject to certain volume and timing restrictions more fully described below, on the NASDAQ National Market System on terms to be determined by the Selling Stockholders at the time of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. Alternatively, the Selling Stockholders may from time to time offer Shares to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Stockholders and/or the purchasers of the Shares offered hereby for whom such underwriters, dealers or agents may act. The Selling Stockholders and any dealers or agents that participate in the distribution of the Shares offered hereby may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of such Shares offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Stockholders from sales of the Shares offered by the Selling Stockholders hereby will be the purchase price of such Common Stock less any broker's commissions.

      To the extent required, the specific shares of Common Stock to be sold, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

      The Shares offered hereby may be sold from time to time, subject to certain volume and timing restrictions, in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. Without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which may limit the timing of purchases and sales of the Company's Common Stock by the Selling Stockholders.

      The Company will pay substantially all the expenses incurred by the Selling Stockholders and the Company incident to the Offering and sale of the Shares to the public, but excluding any underwriting discounts, commissions or transfer taxes.

      The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

      No person has been
authorized in connection with the
offering made hereby to give any
information or to make any
representation not contained in
this Prospectus and, if given or
made, such information or
representation must not be relied                   281,497 Shares
upon as having been authorized by
the Company, the Selling
Stockholders or any other person.
This Prospectus does not
constitute an offer to sell or a
solicitation of an offer to buy                      SofTech, Inc.
any of the securities offered
hereby to any person or by anyone                    Common Stock
in any jurisdiction in which it is
unlawful to make such offer or
solicitation.  Neither the                            PROSPECTUS
delivery of this Prospectus nor
any sale made hereunder shall,
under any circumstances, create
any implication that the
information contained herein is
correct as of any date subsequent                  October    , 1995
to the date hereof.

      TABLE OF CONTENTS

                                    Page

Available Information               2

Incorporation of Certain Documents
 by Reference                       2

The Company                         2

Selling Stockholders                2

Plan of Distribution                3


                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

                   Registration fee                   $  400
                   Blue Sky expenses                       0
                   Legal fees and expenses             5,000
                   Accountants' fees and expenses      2,000
                   Miscellaneous                         500
                         Total                        $7,900

      All expenses (except Blue Sky expenses, which shall be borne by the Selling Stockholders) in connection with the issuance and distribution of the securities being offered will be borne by the Company.

Item 15.  Indemnification of Directors and Officers.

      Section 67 of Chapter 156B of the Massachusetts General Laws ("Section 67") provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or
(iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. In its By-laws the Company has elected to commit to provide indemnification to its directors and officers in specified circumstances. Generally, Section 9 of Article V of the Company's By-laws indemnifies directors and officers of the Company against liability and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers or by reason of their agreeing to serve, at the request of the Company, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the Company. Under this provision, a director or officer of the Company shall be indemnified by the Company for all expenses, judgments and amounts paid in settlement of such proceedings, even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company.

      The Company's By-laws establish the presumption that the director or officer has met the applicable standard of conduct required for indemnification. The indemnification above shall be made unless the Board of Directors or independent counsel determines that the applicable standard of conduct has not been met. Such a determination may be made by a majority of the directors or a committee thereof or independent legal counsel. The Board of Directors shall authorize advancing litigation expenses to a director or officer at his or her request upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

      Article 6C of the Company's Articles of Organization, as amended, eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty, except to the extent Chapter 156B of the Massachusetts General Laws prohibits the elimination or limitation of such liability.

      As permitted by Massachusetts law, the Company has purchased directors' and officers' liability insurance, which insures against certain losses arising from claims against directors or officers of the Company by reason of certain acts including a breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted or any of the foregoing so alleged by the claimant or any claim against an officer or director of the Company solely by reason of his being such officer or director.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits.

Exhibit
No.       Description

  2.1 Asset Purchase Agreement dated as of January 5, 1995 by and among Information Decisions, Incorporated, the Company, Micro Control, Inc. and the Selling Stockholders (incorporated herein by reference to an Exhibit to the Company's Current Report on Form 8-K filed with the Commission on January 19, 1995 with respect to such acquisition).

   5.1 Opinion of Goodwin, Procter & Hoar as to the legality of the securities being registered.

  23.1    Consent of Coopers & Lybrand L.L.P., Independent Accountants.

  23.2 Consent of Goodwin, Procter & Hoar (included in Exhibit 5.1 hereto).

  24.1 Powers of Attorney (included on page II-4 of this registration statement).

Item 17.  Undertakings.

      (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                               SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on October 27, 1995.

                                       SOFTECH, INC.



                                       By /s/ Norman L. Rasmussen
                                              Norman L. Rasmussen, President

                            POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of SofTech, Inc. hereby severally constitute Norman L. Rasmussen and Joseph P. Mullaney, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and directors to enable SofTech, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                         Date

/s/ Norman L. Rasmussen  President, Chief Executive    October 27, 1995
    Norman L. Rasmussen  Officer and Director

/s/ Joseph P. Mullaney   Vice President, Treasurer     October 27, 1995
    Joseph P. Mullaney   and Chief Financial Officer

/s/ Glenn P. Strehle     Director                      October 27, 1995
    Glenn P. Strehle

/s/ Joseph C. McNay      Director                      October 27, 1995
    Joseph C. McNay


                               EXHIBIT INDEX

Exhibit No.                Description                          Page*

 2.1 Asset Purchase Agreement dated as of January 5, 1995 by and among Information Decisions, Incorporated, the Company, Micro Control, Inc. and the Selling Stockholders (incorporated herein by reference to an Exhibit to the Company's Current Report on Form 8-K filed with the Commission on January 19, 1995 with respect to such acquisition).

 5.1  Opinion of Goodwin, Procter & Hoar as to the
      legality of the securities being registered.               14

23.1  Consent of Coopers & Lybrand L.L.P., Independent
      Accountants.                                               17

23.2  Consent of Goodwin, Procter & Hoar (included in
      Exhibit 5.1 hereto).                                       14

24.1  Powers of Attorney (included on page II-4 of this
      registration statement).                                   11

*  Refers to sequentially numbered copy.